Exhibit 2.2
Amendment No. 1 to the Amended and Restated Asset Sale Agreement
     This Amendment No. 1 (“Amendment No. 1”), dated as of the 3rd day of December 2009, to the Amended and Restated Asset Sale Agreement (the “Agreement”), dated as of November 24, 2009, by and among Nortel Networks Corporation, a corporation organized under the laws of Canada (“NNC”), Nortel Networks Limited, a corporation organized under the laws of Canada (“NNL”), Nortel Networks Inc., a corporation organized under the laws of Delaware (“NNI” and, together with NNC and NNL, the “Main Sellers”), and the other entities identified therein as Sellers, and Ciena Corporation, a corporation organized under the laws of Delaware (the “Purchaser”). Capitalized terms used herein and not defined shall have the meaning set forth in the Agreement.
     WHEREAS, pursuant to the Agreement, among other things, the Sellers have agreed to transfer to the Purchaser, and the Purchaser has agreed to purchase and assume, the Assets and the Assumed Liabilities from the Sellers upon the terms and conditions set forth therein;
     WHEREAS, pursuant to the Recitals to the Agreement, “Ancillary Agreements” is defined;
     WHEREAS, pursuant to Section 2.2.1 of the Agreement, certain provisions related to the payment of a portion of the Purchase Price with the Convertible Notes are set forth;
     WHEREAS, pursuant to Section 2.3.2(b) of the Agreement, certain Closing deliverables are set forth;
     WHEREAS, Exhibits 2.2.1(b)(ii) and 2.2.1(b)(iii) of the Agreement set out certain economic terms of the Convertible Notes; and
     WHEREAS, pursuant to Section 11.4 of the Agreement, the Parties desire to amend the Recitals to the Agreement, Section 2.2.1 and Section 2.3.2(b) of the Agreement, and Exhibits 2.2.1(b)(ii) and 2.2.1(b)(iii) to the Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1. In clause (xii) of the definition of “Ancillary Agreements” in the last paragraph of the Recitals to the Agreement, replace “Cash Election Option” with “Cash Replacement Election”.
2. Section 2.2.1(a) of the Agreement is hereby amended and restated in its entirety as follows:
“Pursuant to the terms and subject to the conditions set forth in this Agreement, in consideration of the purchase, sale, assignment and conveyance of the

Sellers’ and EMEA Sellers’ right, title and interest in, to and under the Assets and the EMEA Assets, respectively, pursuant to the terms hereof and pursuant to the terms of the EMEA Asset Sale Agreement, respectively, and of the rights granted by certain Sellers and the EMEA Sellers under the Intellectual Property License Agreement and the Trademark License Agreement, the Purchaser, on its own behalf and as agent for the relevant Designated Purchasers, shall (i) assume and become obligated to pay, perform and discharge, when due, the Assumed Liabilities and the EMEA Assumed Liabilities, (ii) subject to adjustment following the Closing in accordance with Section 2.2.4.2, pay to the Distribution Agent an amount of cash (the “Cash Purchase Price”) equal to Five Hundred Thirty Million dollars ($530,000,000) (the “Base Cash Purchase Price”) less the Escrow Amount and as adjusted pursuant to Sections 2.2.2 and 2.2.4 and Section 5.28 of the Sellers Disclosure Schedule or as otherwise expressly provided herein, in the Real Estate Terms and Conditions or in the EMEA Asset Sale Agreement, and (iii) subject to Section 2.2.7, issue to the Distribution Agent, as agent for the Sellers and the EMEA Sellers, $239,000,000 aggregate principal amount (the “Aggregate Principal Amount”) of 6.0% Senior Notes due June 15, 2017 (the “Convertible Notes”, and together with the Cash Purchase Price, as adjusted, the “Purchase Price”) convertible at the holder’s option into Common Stock at a conversion price equal to $16.4625 (the “Conversion Price”), subject to adjustments contemplated in the Indenture; provided, however, that the Purchaser may, by written notice to the Sellers on or before the Closing Date, elect to increase the Cash Purchase Price and the Base Cash Purchase Price payable pursuant to clause (ii) above by an amount equal to $1,020.00 in cash in lieu of issuing each corresponding $1,000.00 in principal amount of the Convertible Notes (such election, if exercised, the “Cash Replacement Election”); provided further, that if the Market Value of the Common Stock on the date of the notice of such election (or in the case the replacement is made with the proceeds of a simultaneous convertible security offering the most recent closing price per share of the Common Stock on the NASDAQ Global Select Market at the time such convertible security offering is priced) is equal to or greater than $17.00 per share of Common Stock, then in lieu of increasing the Cash Purchase Price as provided above such increase will equal the Optional Redemption Price corresponding to such principal amount.”
3. Section 2.3.2(b)(iv) of the Agreement is hereby amended and restated in its entirety as follows:
“subject to Section 2.2.7, and unless the Cash Replacement Election has been exercised in full, on behalf of the Distribution Agent one or more permanent Global Notes (as defined in the Indenture) deposited with the Notes Custodian (as defined in the Indenture) for the Depositary (as defined in the Indenture) for the account of the Distribution Agent in the Depositary, duly executed by the Purchaser and authenticated by the Trustee (as defined in the Indenture) in the aggregate principal amount of the Aggregate Principal Amount minus any amounts reduced by the Cash Replacement Election pursuant to Section 2.2.1(a) (as amended);”
4. The Exhibit to the Agreement currently labeled “Exhibit 2.2.1(b)(ii) — Related Share Adjustment Table” shall instead be labeled “Exhibit 2.2.1(b)(iii) — Redemption — Additional Shares Table”.
5. The Exhibit to the Agreement currently labeled “Exhibit 2.2.1(b)(iii) — Conversion Table” shall instead be labeled “Exhibit 2.2.1(b)(ii) — Fundamental Change Make-Whole Table”.
6. The list of Exhibits in the Agreement shall be amended to correspond to the changes in Paragraph 4 and Paragraph 5 above.
7. This Amendment No. 1 shall not constitute a modification of any provision, term or condition of the Agreement or any other Transaction Document except solely to the extent and solely for the purposes described herein. Except to the extent that provisions of the Agreement are hereby expressly modified as set forth herein, the Agreement and the other Transaction Documents shall remain unchanged and in full force and effect.
8. This Amendment No. 1 may be executed in multiple counterparts, each of which shall constitute one and the same document.
9. This Amendment No. 1 shall be binding upon the parties hereto and their respective successors and assigns.
10. Any term or provision of this Amendment No. 1 that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
11. This Amendment No. 1 shall be governed by and construed in all respects by the Laws of the State of New York without regard to the rules of conflict of laws of the State of New York or any other jurisdiction. Any Action arising out of or relating to this Amendment No. 1 shall be resolved in accordance with Section 11.6 of the Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have signed, or caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized, as of the date first written above.

NORTEL NETWORKS CORPORATION, on its own behalf and on behalf of the Other Sellers listed in Section 11.15(a)(i) of the Sellers Disclosure Schedule
By:	/s/ John Doolittle
John Doolittle
SVP, Finance and Corporate Services

By:	/s/ Anna Ventresca
Anna Ventresca
General Counsel – Corporate and Corporate Secretary

NORTEL NETWORKS LIMITED, on its own behalf and on behalf of the Other Sellers listed in Section 11.15(a)(ii) of the Sellers Disclosure Schedule
By:	/s/ John Doolittle
John Doolittle
SVP, Finance and Corporate Services

By:	/s/ Anna Ventresca
Anna Ventresca
General Counsel – Corporate and Corporate Secretary

NORTEL NETWORKS INC., on its own behalf and on behalf of the Other Sellers listed in Section 11.15(a)(iii) of the Sellers Disclosure Schedule
By:	/s/ Anna Ventresca
Anna Ventresca
Chief Legal Officer

Signature Page — Amendment No. 1 to the Amended and Restated Asset Sale Agreement

CIENA CORPORATION
By:	/s/ Gary B. Smith
	Name:	Gary B. Smith
	Title:	President and Chief Executive Officer

Signature Page — Amendment No. 1 to the Amended and Restated Asset Sale Agreement